Filed pursuant to Rule 433

Registration Statements Nos. 333-163665 and 333-163665-01

Relating to Preliminary Prospectus Supplement dated

January 31, 2012

Reopening of 6.750% Global Notes due 2041

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras International Finance Company accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras International Finance Company

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	U.S. Dollars

Principal Amount:	$1,250,000,000

Maturity:	January 27, 2041

Coupon Rate:	6.750%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	January 27 and July 27

First Interest Payment Date:	July 27, 2012

Re-opening Price (%):	111.208%

Gross Proceeds, Excluding Accrued Interest:	$1,390,100,000

Days of Accrued Interest:	9 days

Accrued Interest:	$2,109,375

Gross Proceeds, Including Accrued Interest:	$1,392,209,375

Benchmark Treasury:	UST 3.750% due August 15, 2041

Benchmark Treasury Spot and Yield:	114-30+, 2.985%

Spread to Benchmark Treasury:	295 bps

Yield to Investors:	5.935%

Make-Whole Call Spread:	35 bps

Pricing Date:	February 1, 2012

Settlement Date:	February 6, 2012 (T+3)

Listing:	New York Stock Exchange

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	71645WAS0

ISIN:	US71645WAS08

Joint Bookrunners:	BB Securities Ltd. Citigroup Global Markets Inc. Itau BBA USA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Santander Investment Securities Inc.

Co-Managers:	Banco Votorantim Nassau Branch Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BB Securities Ltd. collect at 44-20-7367-5800, Citigroup Global Markets Inc. collect at 1-212-723-5427, Itau BBA USA Securities, Inc. toll free in the United States at 1-888-770-4828, J.P. Morgan Securities LLC toll free in the United States at 1-866-846-2874, Morgan Stanley & Co. toll free at 1-866-718-1649 and Santander Investment Securities Inc. collect at 1-212-407-0995.